Exhibit 99.1

FORWARD PROFIT INVESTING, LLC

FORWARD PROFIT BONDS

SERIES 2015

No. 2015	$____________________

Interest Rate	Maturity Date	Original Issue Date
%		November __, 2015

REGISTERED OWNER:

PRINCIPAL AMOUNT:

FORWARD PROFIT INVESTING, LLC, a New York limited liability company, organized and existing under the laws of the State of New York (the “Issuer”), for value received, hereby promises to pay, from the sources hereinafter described, the Principal Amount stated above, in lawful money of the United States of America, to the Registered Owner stated above or the registered assigns, on the Maturity Date stated above (unless this Bond shall have been called for prior redemption, in which case on such redemption date), upon the presentation and surrender hereof at the offices of Forward Profit Investing, LLC, at 38 West 32nd Street, Suite 1600, New York, New York 10001 (the “Company”), dated as of _____________________, (the “Prospectus”), and to pay, from like sources, to the Registered Owner stated above as of the twenty third day of the calendar month prior to an Interest Payment Date (the “Regular Record Date”), by check or draft mailed by the Company on the Interest Payment Date to such Registered Owner at his address as it last appears on the registration books kept for that purpose at the office of the Company, interest on said sum in like coin or currency from the Original Issue Date stated above or from the most recent date from which interest has been paid or duly provided for, at the Interest Rate stated above, payable monthly, commencing _______________, on the basis of a 360-day year composed of twelve 30-day months, until payment of the principal hereof has been made or provided for. The Company may make payments of principal at maturity or upon redemption and payment of interest by ACH within the United States to any owner of at least $1,000,000 in aggregate principal amount of the Bonds requesting the same in writing addressed to the Company as provided in this Indenture. Any interest not timely paid or duly provided for shall cease to be payable to the Registered Owner hereof at the close of business on the applicable Regular Record Date and shall be payable to the Registered Owner hereof at the close of business on a Special Record Date (as defined in the Indenture) for the payment of any defaulted interest. Such Special Record Date shall be fixed by the Company whenever monies become available for payment of the defaulted interest, and notice of such Special Record Date shall be given to the Registered Owner hereof not less than ten days prior thereto. If the date for making any payment or the last day for performance of any act or the exercise of any right, as provided in this Bond, shall not be a “Business Day” as defined in this Indenture, such payment may be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if done on the nominal date provided in this Bond. Notwithstanding anything herein to the contrary, when this Bond is registered in the name of a Depository (as defined in this Indenture) or its nominee, the principal and redemption price of and interest on this Bond shall be payable in same day or federal funds delivered or transmitted to the Depository or its nominee.

This Bond is one of a duly authorized series of bonds of the Issuer designated as “Forward Profit Bonds, Series 2015” (the “Bonds”). The Bonds have been issued to finance costs of acquiring, constructing, equipping, and maintaining certain residential facilities (the “Facilities”); to fund a reserve fund with respect to the Facilities; and to fund certain costs of issuing the Bonds.

This Bond is a limited obligation of the Issuer payable solely from and secured by (a) the personal guaranty of Forward Profit Investing, LLC; (b) the revenues of Forward Profit Investing, LLC from the property assigned by Forward Profit Investing, LLC to such bonds.

This Bond shall not constitute or become an indebtedness, a debt or a liability of or a charge against the real property of either Forward Profit Investing, LLC or real property of its Managing Members.

Reference is hereby made to the Prospectus for a description of the revenues pledged, the nature and extent of the security, the rights, duties and obligations of the Issuer, the Company and the Registered Owners of the Bonds and the terms and conditions upon which the Bonds are, and a statement of the rights, duties, immunities and obligations of the Company.

The Bonds are subject to optional redemption by the Company upon the written direction of the Company Representative as a whole or in part at any time, at a redemption price equal to the principal amount thereof to be redeemed and accrued interest to the redemption date, in certain event of damage, destruction or condemnation to the property of the Company located in New York City or any of the counties in which real property of the Company is located in the State of New York. The Bonds are also subject to optional redemption by the Issuer upon the written direction of the Company Representative, as a whole, but not in part, at redemption prices equal to 110% of the principal amount thereof to be redeemed and accrued interest to the redemption date, as a condition precedent to the acquisition of substantially all of the assets of the Company or in the event of the merger or consolidation of the Company. The Bonds are also redeemable by the Issuer upon the direction of the Company Representative at any time after December 1, 2018, at a redemption price equal to the principal amount of each Series 2015 Bond redeemed, and accrued interest thereon to the redemption date, from unexpended proceeds of the Bonds.

The Bonds are also subject to mandatory sinking fund redemption by lot in such manner as the Company may determine pursuant to the Indenture, at a redemption price equal to 100 percent of the principal amount thereof and accrued interest to the redemption date.

In the event less than all Bonds are to be redeemed pursuant to the optional or special redemption provisions of this Indenture, they shall be redeemed in such order of maturity as the Company Representative shall determine (less than all of the Bonds of a single maturity to be selected by lot in such manner as the Company may determine). Except as hereinafter provided, notice of the call for redemption shall be given by the Company by mailing by first class mail a copy of the redemption notice not more than 45 days nor less than 30 days prior to the redemption date to the Registered Owners of Bonds to be redeemed in whole or in part at the address of such Registered Owner last showing on the registration books. Failure to give such notice or any defect therein shall not affect the validity of any proceedings for the redemption of such Bonds for which no such failure or defect occurs. All Bonds called for redemption will cease to bear interest after the specified redemption date, provided collected funds for their payment are on deposit at the place of payment at the time of redemption.

Notwithstanding the foregoing, no additional notice shall be required with respect to mandatory sinking fund redemption unless requested by the holders of 100% of the principal amount of the Bonds, and Bonds need not be presented for mandatory sinking fund redemption payment.

The Bonds are issuable only as fully registered bonds in the minimum denominations of $5,000 and in any integral multiple of $5,000 in excess thereof.

While a depository is the sole holder of the Bonds, delivery or notation of partial redemption of Bonds shall be effected in accordance with the provisions of the Letter of Representations, as defined in this Indenture.

In addition to the words and terms defined elsewhere in this Bond, the following terms shall have the following meanings:

“Beneficial Owner” means, with respect to the Bonds, a person owning a Beneficial Ownership Interest therein, as evidenced to the satisfaction of the Company.

“Beneficial Ownership Interest” means the beneficial right to receive payments and notices with respect to the Bonds which are held by a Depository under a book entry system.

“Book entry form” or “book entry system” means, with respect to the Bonds, a form or system, as applicable, under which (i) the Beneficial Ownership Interests may be transferred only through a book entry and (ii) physical Bond certificates in fully registered form are registered only in the name of a Depository or its nominee as holder, with the physical Bond certificates “immobilized” in the custody of the Depository. The book entry system maintained by and the responsibility of the Depository (and not maintained by or the responsibility of the Issuer or the Company) is the record that identifies, and records the transfer of the interests of, the owners of beneficial (book entry) interests in the Bonds.

“Depository” means any securities depository that is a clearing agency under federal law operating and maintaining, with its participants or otherwise, a book entry system to record ownership of book entry interests in Bonds, and to effect transfers of book entry interests in Bonds, and includes and means initially The Depository Trust Company (a limited purpose trust company), New York, New York.

“Direct Participant” means a Participant as defined in the Letter of Representations.

“Indirect Participant” means a Person utilizing the book entry system of the Depository by, directly or indirectly, clearing through or maintaining a custodial relationship with a Direct Participant.

NEITHER THE ISSUER, THE COMPANY, NOR THE COMPANY WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DIRECT PARTICIPANT, INDIRECT PARTICIPANT OR ANY BENEFICIAL OWNER OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF THE COMPANY AS BEING A HOLDER WITH RESPECT TO: (1) THE BONDS; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE TIMELY OR ULTIMATE PAYMENT BY DTC OR ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL OR REDEMPTION PRICE OF OR INTEREST ON THE BONDS; (4) THE DELIVERY BY ANY DIRECT PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY BENEFICIAL OWNER WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THIS INDENTURE TO BE GIVEN TO REGISTERED OWNERS; (5) THE SELECTION OF THE BENEFICIAL OWNERS TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF THE BONDS; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS REGISTERED OWNER.

Except for the 7 days next preceding the mailing of notice of redemption of the Bonds (and, if this Bond or portion thereof is called, the period following the giving of such notice), this Bond is fully transferable by the Registered Owner hereof in person or by his duly authorized attorney on the registration books kept at the principal office of the Company upon surrender of this Bond, together with a duly executed written instrument of transfer satisfactory to the Company. Upon such transfer, a new fully registered bond or bonds of authorized denomination or denominations for the same aggregate principal amount and maturity will be issued to the transferee in exchange therefor, all upon payment of the charges and subject to the terms and conditions set forth in this Indenture. The Issuer and the Company may deem and treat the person in whose name this Bond is registered as the absolute owner hereof, whether or not this Bond shall be overdue, for the purpose of receiving payment (except as provided above with respect to Regular and Special Record Dates) and for all other purposes, and neither the Issuer nor the Company shall be affected by any notice to the contrary. Bonds which are reissued upon transfer, exchange or other replacement shall bear interest from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid, then from the Original Issue Date.

To the extent permitted by, and as provided in the Indenture, modifications or amendments of the Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Issuer and of the owners of the Bonds may be made with the consent of the Issuer and, in certain instances, with the consent of the owners of not less than a majority in aggregate principal amount of the Bonds then Outstanding; provided, however, that no such modification or amendment shall be made which will affect the terms of payment of the principal of, premium, if any, or interest on any of the Bonds which are unconditional, unless consented to by all Bondholders. Any such consent by the owner of this Bond shall be conclusive and binding upon such owner and upon all future owners of this Bond and of any bond issued upon the transfer or exchange of this Bond whether or not notation of such consent is made upon this Bond.

The owner of this Bond shall have no right to enforce the provisions of the Indenture, the provisions of which are incorporated herein by this reference, or to institute action to enforce the pledge, assignment or covenants made therein or to take any action with respect to an Event of Default under the Indenture or to institute, appear in or defend any suit, action or other proceeding at law or in equity with respect thereto, except as provided in this Indenture. In case an Event of Default under the Indenture shall occur, the principal of all the Bonds at any such time Outstanding under the Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in this Indenture. The Indenture provides that such declaration may in certain events be rescinded and annulled by the Company under certain circumstances.

Neither Managing Member of the Issuer, nor any person executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof.

It is hereby certified, recited and declared that all conditions, acts and things required by the Constitution or statutes of the State of New York or by the Act or the Prospectus to exist, to have happened or to have been performed precedent to or in the issuance of this Bond exist, have happened and have been performed.

This Bond shall not be entitled to any benefit under this Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose until the Company shall have signed the certificate of authentication hereon.

IN WITNESS WHEREOF, FORWARD PROFIT INVESTING, LLC, has caused this Bond to be signed in its name and on its behalf by the manual or facsimile signature of its Managing Member.

[SEAL]

FORWARD PROFIT INVESTING, LLC

By: ___________________________

Shahn Andersen

Managing Member